Exhibit 10.10
Hertz Global Holdings, Inc.
Amended and Restated Directors' Compensation Policy

1)
Date of Adoption. This policy (the “Policy”) was first adopted by the Board of Directors (the “Board”) of Hertz Global Holdings, Inc. (the “Company”) on August 16, 2021 and amended and restated on February 15, 2023 and January 31, 2024.

2)	Eligible Directors. In accordance with Section 3.3 of the Company’s Second Amended and Restated Bylaws, the Board has determined that:

a.	Any member who is also an officer or an employee of the Company or any of its subsidiaries, and any Board observer, is not entitled to compensation under this Policy;

b.	Any member who is associated with Certares Management LLC or Knighthead Capital Management, LLC shall receive $1 annually for service as a director, in addition to having eligibility to participate in the programs described in Paragraph 8; and

c.
All other members (each, an “Eligible Director”), are eligible to receive compensation from the Company set forth in this Policy, in each case commencing from the later of June 30, 2021 or date of election to the Board.

3)
Compensation Amounts. For the plan year that begins immediately upon conclusion of the 2024 annual meeting of stockholders and ends upon the commencement of the 2025 annual meeting of stockholders, an Eligible Director will earn the following:

a.	Annual retainer of $275,000, payable $100,000 in cash, and $175,000 in restricted stock units that will settle in shares of the Company common stock;

b.	In the case of the Chair of the Audit Committee, an additional annual cash fee of $50,000;

c.	In the case of the Chair of the Compensation Committee, an additional annual cash fee of $25,000; and

d.	In the case of the Chair of the Governance Committee, an additional annual cash fee of $15,000.

 In light of the above fee structure, there will be no separate fees paid for meeting attendance. Also, if any additional committees are created from time to time, the compensation for members of any additional committees shall be established by the Board after considering the recommendation of the Compensation Committee.

4)	Timing and Form of Payment. Unless an Eligible Director elects to receive cash and/or equity compensation on a tax-deferred basis (as described in Section 6 below), payments will occur as follows:

a.	Cash Fees. The annual cash retainer fee and any additional cash fees paid for service as a Chair of a Committee or a member of a Committee, as the case may be, will be paid for each three-month period in arrears, except as otherwise approved by the Board. The three-month periods will follow a calendar year, with payments occurring within ten days of March 31, June 30, September 30 and December 31. All amounts will be prorated in the case of service for less than an entire three-month period.

b.
Equity Grants. The equity incentive portion of the annual retainer fee will be in the form of restricted stock units granted under the Company’s Omnibus Incentive Plan, as amended (the “Omnibus Plan”), with the following terms:

Number of Restricted Stock Units: The number of restricted stock units granted shall have an equivalent fair market value (as determined under the Omnibus Plan) equal to the annual restricted stock unit award amount on the date of grant.

Vesting: The restricted stock units shall vest on the earlier of the business day immediately preceding the next annual meeting of stockholders or an Eligible Director’s departure from the Board for any reason other than a removal for “Cause” (as defined in the Omnibus Plan), and shall settle within thirty (30) days of such date. A removal for “Cause” shall result in the immediate forfeiture of unvested restricted stock units.

Date of Grant: The restricted stock units shall be granted on the date of, and immediately following, the 2024 annual meeting of stockholders, unless such annual meeting occurs during a “blackout” period, in which case, such grant will occur on the second (2nd) business day following the date on which the next succeeding Quarterly Report on Form 10-Q is filed by the Company (the “Extended Date”).

Proration: For any Eligible Director who is elected or appointed to the Board between annual meetings of stockholders, the initial equity grant will be prorated for partial months served in the 12-month period between annual meetings of stockholders, and be granted on the first trading day of the month following their election or appointment, subject to extension, as appropriate, to the Extended Date.

5)
Election to Receive All Fees in The Form of Shares. An Eligible Director may elect annually in advance (in a manner that complies with the applicable tax rules and insider trading polices of the Company) to receive fees that would otherwise be payable in cash in the form of shares of common stock of the Company. If an Eligible Director makes such an election, he or she shall receive, at the time the cash fees otherwise would have been payable under this Policy, shares of common stock of the Company having an equivalent fair market value as determined under the Omnibus Plan on such date. An Eligible Director may alternatively elect to receive shares of common stock of the Company on a tax-deferred basis, as noted below.

6)
Deferral Elections. An Eligible Director may elect (in a manner that complies with applicable tax rules) to defer receipt of any compensation for service as an Eligible Director payable in the form of cash or shares of common stock of the Company and, in lieu thereof, receive shares of common stock of the Company on a tax-deferred basis; such shares shall constitute deferred stock units under the Omnibus Plan (“Phantom Stock”). Phantom Stock will be settled in shares of common stock of the Company delivered (i.e., paid) to the Eligible Director promptly following the date on which he or she ceases to serve as an Eligible Director for any reason other than a removal for Cause or upon a “Change in Control” (as defined in the Omnibus Plan or applicable award agreement), if earlier. For administrative convenience, an Eligible Director must elect to defer at least fifty percent (50%) of his or her annual cash retainer fee to participate in this aspect of the deferral election program.

An Eligible Director may elect (in a manner that complies with applicable tax rules) to defer settlement and payout of the portion of the annual retainer provided in the form of restricted stock units described in Section 4(b)(i) above and which constitute deferred stock units under the Omnibus Plan (the “Phantom Restricted Stock Units”); provided, however, the preceding deferral shall not change the vesting period described previously for such restricted stock units. Phantom Restricted Stock Units will be settled on or within thirty (30) days following the date on which the Eligible Director ceases to serve as an Eligible Director for any reason other than a removal for Cause or upon a Change in Control, if earlier. For administrative convenience, an Eligible Director must elect to defer one hundred percent (100%) of the annual retainer provided in the form of restricted stock units to participate in this aspect of the deferral election program.

The decision to participate in this deferral election program must be made by written election within thirty (30) days of first becoming eligible under this Policy as an Eligible Director or, for subsequent years, prior to the end of the calendar year preceding the (i) year for which the Eligible Director desires to elect to defer fees under the program and (ii) year in which the restricted stock units are granted for which the Eligible Director desires to elect to defer settlement/payment of under the program.

7)
Omnibus Plan. Restricted stock units, shares of common stock and deferred stock units (including phantom stock and phantom restricted stock units) issued to Eligible Directors as compensation (either as part of the annual restricted stock unit award to Eligible Directors or at the election of the Eligible Director as described above) will be granted under the Omnibus Plan.

8)	Other Benefits.

a.	Director Car Rental Program. All non-management directors will be issued Hertz Platinum® cards and be entitled to worldwide Hertz car rentals in accordance with the Director Car Rental Program.

b.
Special Edition Vehicle Purchase Program. All non-management directors will be entitled to participate in any of the Company’s Special Edition vehicle programs by purchasing Special Edition vehicles from the Company at the Company’s cost of purchasing such vehicle. Directors participating in this benefit will be responsible for all delivery fees, sales taxes and registration fees as well as any income tax on any imputed income under the Internal Revenue Code. Additionally, a director agrees not to sell a Special Edition vehicle until the expiry of the twenty-four (24) month period from the contractual hold period which is mandated by the vehicle manufacturer and applicable to the Company.